EXHIBIT 10.3

Certain information in the marked exhibit below has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Omissions are designated as “[*****].”

Standby Letter of Credit Agreement
(Committed/Unsecured)
STANDBY LETTER OF CREDIT AGREEMENT (this “Agreement”), dated as of August 18, 2023, by and between Everest Reinsurance (Bermuda), Ltd., an exempted company incorporated and existing under the laws of Bermuda and registered as a Class 4 and Class C insurer pursuant to the Bermuda Insurance Act (as defined below) (the “Account Party”), and LLOYDS BANK CORPORATE MARKETS PLC (“Bank”).

1.Defined Terms.
a.Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
“A.M. Best” means A.M. Best Company, Inc.
“Annual Statement” means, with respect to the Account Party for any fiscal year, the annual financial statements of the Account Party as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Account Party from time to time concerning or relating to bribery or corruption, including, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, rules and regulations applicable to the Account Party from time to time concerning or relating to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Application” has the meaning set forth in Section 2(a).
“Auto-Extension Letter of Credit” has the meaning given to such term in Section 2(g).
“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any state thereof, Bermuda or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Bermuda Insurance Act” means the Insurance Act 1978 of Bermuda and its related rules and regulations, each as amended.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in Hamilton, Bermuda, New York City, New York and London, England are open for the conduct of their commercial banking business.
“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Everest Group, Ltd. and any of its direct or indirect Subsidiaries, of Capital Stock representing 25% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Account Party; or (b) the acquisition of direct or indirect Control of the Account Party by any Person or group, other than Everest Group, Ltd. and any of its direct or indirect Subsidiaries. Notwithstanding the foregoing, no sale, assignment or transfer of the assets of, or merger, amalgamation or consolidation with respect to, Guarantor shall be a Change in Control hereunder unless a Rating Trigger or an Event of Default under Section 10(f) shall occur as a result thereof.
“Closing Date” means the first date on which all the conditions precedent set forth in Section 4(a) are satisfied or waived by Bank.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Commitment” means the obligation of Bank to Issue Letters of Credit for the account of the Account Party hereunder in an aggregate principal amount at any time outstanding not to exceed $250,000,000, as such amount may be adjusted from time to time pursuant to the terms hereof.
[*****] “Commitment Termination Date” means the earliest to occur of (a) subject to any extension agreed pursuant to Section 2(j), the date that is two years after the Closing Date, (b) the date of termination of the entire Commitment by the Account Party pursuant to Section 2(h), and (c) the date of termination of the Commitment pursuant to Section 11(a).
[*****] [*****] “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have the meanings correlative thereto.

[*****] “Credit Documents” means, collectively, this Agreement, the Letter of Credit Documents, and the Guaranty Agreement.
“Credit Parties” means, collectively, the Account Party and the Guarantor (each a “Credit Party”).
“Default” means any of the events specified in Section 10 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the Final Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.
“Dollars” or “$” means dollars of the United States of America.
“Draw Date” has the meaning specified in Section 2(b)(i).
“Due Date” has the meaning specified in Section 2(b)(i).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Account Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Account Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Account Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Account Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Account Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Account Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from, the Account Party, or any of its ERISA Affiliates of any notice, concerning the imposition upon the Account Party, or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.
“Event of Default” has the meaning specified in Section 10.
“Exchange Act” means the Securities Exchange Act of 1934.
[*****] [*****] [*****] “FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.
“Final Expiry Date” means the date when the Final Maturity Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Credit Documents have been paid in full.
“Final Maturity Date” means the date that is one year following the Commitment Termination Date (as it may be extended pursuant to and in accordance with Section 2(j)); provided, however, that if such date is not a Business Day, the Final Maturity Date shall be the next preceding Business Day.
“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means Everest Group, Ltd., a Bermuda company.
“Guaranty Agreement” means the guaranty agreement, dated as of the date hereof, made by the Guarantor in favor of the Bank, as amended, restated, modified or supplemented from time to time.
“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement (as defined in 11 U.S.C. § 101).
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Bank or any affiliate of Bank).
“Indebtedness” means, with respect to any Person (without duplication), (i) all indebtedness of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’

acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital or finance leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) the Hedge Termination Value of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (x) all contingent obligations of such Person in respect of Indebtedness of other Persons and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Instructions” has the meaning set forth in Section 2(a).
“Insurance Regulatory Authority” means, with respect to the Account Party or any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over the Account Party, in each other jurisdiction in which the Account Party conducts business or is licensed to conduct business.
[*****] “Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Letter of Credit. The terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Applications, agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
[*****] “Letters of Credit” means the collective reference to any standby letters of credit Issued pursuant to Section 2 and shall include each Existing Letter of Credit.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition, operations, business, properties or assets of the Account Party, (ii) the ability of the Credit Parties, taken as a whole, to perform any of their payment or other material obligations under any of the Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of Bank hereunder and thereunder.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
[*****] “Notice of Non-Extension” has the meaning given to such term in Section 2(g).
“Obligations” means all obligations and liabilities (including any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to the Account Party seeking relief under any applicable Bankruptcy Laws, whether or not the claim for such interest or fees is allowed in such proceeding), including without limitation, reimbursement and other payment obligations and liabilities, of the Account Party to Bank arising under, or in connection with, the applicable Credit Document, including, without limitation, Section 5 below, any Application or any Letter of Credit, in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
[*****] “Other Taxes” has the meaning specified in Section 2(c).
“Outstanding Letters of Credit” means, as of any date, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time and, without duplication, (b) all reimbursement obligations in respect of Letters of Credit at such time.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” has the meaning specified in Section 2(b)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder.
“Plan” means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Credit Party or any ERISA Affiliate thereof is (or if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest last quoted by the Wall Street Journal as the "Prime Rate" in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System of the United States in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably by Bank) or any similar release by the Board of Governors of the Federal Reserve System of the United States (as determined reasonably by Bank); provided that if the Prime Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Quarterly Statement” means, with respect to the Account Party for any fiscal quarter, the quarterly financial statements of the Account Party.
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“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by such Person and reasonably acceptable to Bank; provided that, to the extent requested thereby, Bank shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Credit Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.
“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).
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“Standard Letter of Credit Practice” means, for Bank, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which Bank Issued the applicable Letter of Credit or for its branch or correspondent banks, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city, and (ii) required or permitted under the ISP (as defined below) or UCP (as defined below), as chosen in the applicable Letter of Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) [*****]of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Account Party.
“Taxes” has the meaning specified in Section 2(c).
“Threshold Amount” means [*****].
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
[*****] “U.S.” means United States of America.
1.LETTER OF CREDIT FACILITY.
a.General. At the request of the Account Party, Bank agrees, on and subject to the terms and conditions of this Agreement, to issue standby Letters of Credit for the account of the Account Party in Dollars from time to time during the period from the Closing Date to but not including the Commitment Termination Date. Letters of Credit may only be issued on Business Days. The request to issue a Letter of Credit (an “Application”) shall be in the form of Exhibit B or such other form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication acceptable to Bank) and, upon the receipt of any Application, Bank shall process such Application in accordance with its customary procedures and shall, subject to Section 4, promptly issue the Letter of Credit requested thereby (but in no event shall Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank and the Account Party. Inquiries, communications and instructions (whether written, facsimile or in other electronic form approved by Bank) regarding a Letter of Credit, an Application and this Agreement are each referred to herein as “Instructions”. Bank’s records of the content of any Instruction will be conclusive, absent manifest error.
b.General Payment Obligations. For each Letter of Credit, the Account Party shall, as to clause (i) below, reimburse Bank, and as to all other clauses below, pay Bank, in each case in Dollars:
i.with respect to a drawing under any Letter of Credit, the amount of each drawing paid by Bank thereunder (such date of payment hereinafter referred to as the “Draw Date”) no later than the first succeeding Business Day after the Account Party’s receipt of notice of such payment by Bank (the “Due Date”), with interest as provided below on the amount so paid by Bank (to the extent not reimbursed prior to 2:00 p.m. Eastern Time on the Draw Date) for the period from the Draw Date to the date the reimbursement obligation created thereby is satisfied in full (the “Payment Date”). If the Payment Date is on or prior to the Due Date, such interest shall be payable at the Prime Rate as in effect from time to time during the period from the Draw Date to the Payment Date. If the Payment Date is after the Due Date, such interest shall be payable (x) as provided in the preceding sentence during the period from and including the Draw Date to and not including the Due Date, and (y) at the Prime Rate as in effect from time to time [*****] from and including the Due Date to and not including the Payment Date;

ii.the fees payable by the Account Party at such times and in such amounts as are set forth in Section 2(i).
iii.except as otherwise provided in clause (i) above and clause (iv) below, interest on each amount payable by the Account Party under the applicable Credit Documents for each day from and including the date such payment is due to and not including the date of payment, on demand, at a rate per annum equal to the Prime Rate as in effect from time to time [*****]
iv.within ten (10) days of demand, Bank’s reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented legal fees, charges and disbursements of outside counsel to Bank incurred in connection with the protection or enforcement of Bank’s rights against the Account Party under this Agreement and the other applicable Credit Documents and any correspondent bank’s documented charges related thereto), with interest from the date of demand by Bank to and not including the date of payment by the Account Party, at a rate per annum equal to the Prime Rate as in effect from time to time [*****]
v.if as a result of any Change in Law, Bank determines that the cost to Bank of Issuing or maintaining any Letter of Credit is increased (excluding, for purposes of this clause (a)(v), any such increased costs resulting from (A) income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority, any U.S. federal withholding taxes imposed under FATCA and Other Taxes (in each case as to which Section 2(c) shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the U.S. or by the foreign jurisdiction or state under the laws of which Bank is organized or has its lending office or any political subdivision thereof), then the Account Party will pay to Bank, from time to time, within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Account Party by Bank, shall be conclusive and binding for all purposes, absent manifest error; and
vi.if Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company as a consequence of this Agreement or the Letters of Credit issued by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s or its holding company’s policies with respect to capital adequacy), then from time to time the Account Party will pay to Bank within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered. A certificate as to such amounts submitted to the Account Party by Bank shall be conclusive and binding for all purposes, absent manifest error.

Bank shall use reasonable efforts to designate a different lending office if such designation will avoid (or reduce the cost to the Account Party of) any event described in the preceding sentence and such designation will not, in Bank’s good faith judgment, subject Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to Bank.
Notwithstanding the provisions of clause (v) or (vi) above or Section 2(c) below (and without limiting the immediately preceding paragraph), Bank shall not be entitled to compensation from the Account Party for any amount arising prior to the date which is 180 days before the date on which Bank notifies the Account Party of such event or circumstance (except that if such event or circumstance is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof).
Any payments received by Bank pursuant to the Credit Documents after 2:00 p.m. Eastern Time shall be deemed to have been made on the next succeeding Business Day for all purposes under the Credit Documents.
a.Immediately Available Funds; No Withholding. All reimbursements and payments by or on behalf of the Account Party shall be made in immediately available funds, free and clear of and without deduction for any present or future Taxes, set-off or other liabilities, to such location as Bank may reasonably designate from time to time. The Account Party shall pay all withholding taxes and Other Taxes imposed by any taxing authority on reimbursement or payment under any Letter of Credit and any Credit Document, and shall indemnify Bank against all liabilities, costs, claims and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any such taxes, except to the extent that such taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank. Any such indemnification payment shall be made within ten (10) days from the date Bank makes written demand therefor. “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority and any U.S. federal withholding taxes imposed under FATCA). “Other Taxes” means all present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document.
b.Automatic Debit and Set-Off. Upon the occurrence and during the continuance of any Event of Default with respect to the Account Party, Bank may (but shall not be required to), without demand for reimbursement or payment or notice to the Account Party, and in addition to any other right of set-off that Bank may have, debit any account or accounts maintained by the Account Party with any office of Bank (now or in the future) and set-off and apply (i) any balance or deposits (general, special, time, demand, provisional, final, matured or absolute) in the account(s) and (ii) any sums due or payable from Bank, to the payment of any and all Obligations owed by the Account Party to Bank, irrespective of whether Bank shall have made any demand under this Agreement and although such Obligations may be contingent or unmatured. Bank agrees promptly to notify the Account Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
c.Obligations Absolute. The Account Party’s reimbursement and payment obligations under this Section 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:
i.any lack of validity, enforceability or legal effect of any Letter of Credit or any Credit Document or any term or provision therein;
ii.payment against presentation of any draft, demand or claim for payment under any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
iii.Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit;
iv.Bank or any correspondent bank honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under such Letter of Credit;
v.the existence of any claim, set-off, defense or other right that Account Party or any other Person may have at any time against any beneficiary or any assignee of proceeds, Bank or any other Person; or
vi.any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2(e), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against Bank, the beneficiary or any other Person;
provided, however, that subject to Section 5(b) below, the foregoing shall not release Bank from such liability to the Account Party as may be determined by a court of competent jurisdiction by a final and nonappealable judgment against Bank following reimbursement and/or payment of the Obligations.

a.Computation of Interest and Fees; Maximum Rate. All computations of interest and fees to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of (i) in the case of interest determined with reference to the Prime Rate, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii), for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Bank shall at its option (i) promptly refund to the Account Party any interest received by Bank in excess of the maximum lawful rate or (ii) apply such excess to any outstanding Obligations. It is the intent hereof that the Account Party not pay or contract to pay, and that Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Account Party under applicable law.
b.Expiry Date of Letters of Credit. Each Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the Issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the Final Maturity Date; provided, however, if the Account Party so requests in any applicable Application, Bank agrees to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit (1) must permit Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof (any such notice, a “Notice of Non-Extension”) not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued, and (2) shall expire on or before the Final Maturity Date.

a.Permanent Reduction of Commitment. The Account Party shall have the right at any time and from time to time, upon at least five Business Days’ prior irrevocable written notice to Bank, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than [*****]or any whole multiple of [*****]in excess thereof. All Commitment Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.
2.[*****][*****]
3.Account Party’s Responsibility. The Account Party is responsible for approving the final text of any Letter of Credit Issued by Bank for its account, irrespective of any assistance Bank may provide such as drafting or recommending text or by Bank’s use or refusal to use text submitted by the Account Party. The Account Party is solely responsible for the suitability of the Letter of Credit for the Account Party’s purposes. The Account Party will examine the copy of each Letter of Credit Issued for its account and any other documents sent by Bank in connection with such Letter of Credit and shall promptly notify Bank of any non-compliance with the Account Party’s Instructions and of any discrepancy in any document under any presentment or other irregularity. The Account Party understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank in accordance with standard industry practice and the Account Party hereby consents to such revisions and changes.
4.CONDITIONS OF CLOSING AND ISSUANCE.
a.Conditions Precedent to Closing. The effectiveness of this Agreement and the obligation of the Bank to Issue any Letters of Credit on the Closing Date is subject to the satisfaction of each of the following conditions:
i.Executed Credit Documents. This Agreement and the Guaranty Agreement, together with any other applicable Credit Documents, shall have been duly authorized, executed and delivered to Bank by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

ii.Closing Certificates; Etc. Bank shall have received each of the following in form and substance reasonably satisfactory to Bank:
a.Officer’s Certificate. A certificate from a Responsible Officer of each Credit Party to the effect that (A) all representations and warranties of such Credit Party contained in the Credit Documents to which it is a party are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); and (B) as of the Closing Date, no Default or Event of Default has occurred and is continuing.
a.Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer or other authorized signatory of such Credit Party executing Credit Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the memorandum of association (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bye-laws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of the Credit Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4(a)(ii)(C).
b.Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by Bank, each other jurisdiction where any Credit Party is qualified to do business.
c.Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to Bank with respect to the Credit Parties, the Credit Documents and such other matters as Bank shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of Bank).
1.Consents; Defaults.
a.Governmental and Third Party Approvals. Each Credit Party shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of Bank) in connection with the transactions contemplated by this Agreement and the other Credit

Documents and all applicable waiting periods shall have expired without any action being taken by any Person that would reasonably be expected to restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Bank would reasonably be expected to have such effect.
b.No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or which, in Bank’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.
2.[*****]
3.Rollover of Existing Letters of Credit and Termination of Existing Agreement. The Administrative Agent shall be satisfied that all letters of credit outstanding under the Existing Agreement will become Letters of Credit under this Agreement on the Closing Date concurrently with the effectiveness of this Agreement, the Existing Agreement will be terminated on the Closing Date concurrently with the effectiveness of this Agreement, and all amounts due and payable to Bank under the Existing Agreement have been paid in full.
4.Miscellaneous.
a.PATRIOT Act, etc. Each Credit Party shall have provided to Bank, at least five Business Days prior to the Closing Date to the extent requested at least 10 Business Days prior to the Closing Date, the documentation and other information requested by Bank in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations.
b.Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Bank. Bank shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
i.Conditions Precedent to Issuance of Letters of Credit. The obligation of Bank to Issue Letters of Credit (including any Letters of Credit Issued on the Closing Date) is subject to the satisfaction of each of the following conditions:
1.Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Credit Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such issuance with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
2.No Existing Default. No Default or Event of Default shall have occurred and be continuing on the Issuance date with respect to such Letter of Credit or after giving effect to the issuance of such Letter of Credit on such date.
3.Notice. Bank shall have received an Application from the Account Party.
4.Miscellaneous. In addition to the foregoing, Bank shall be under no obligation to Issue any Letter of Credit if:
a.any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over Bank shall by its terms enjoin or restrain the Issuance of such Letter of Credit or any law applicable to Bank, Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date and which Bank in good faith deems material to it;
b.Bank shall have delivered a Notice of Non-Extension with respect to such Letter of Credit;
c.the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension unless Bank has approved such expiry date in writing;
d.the expiry date of such Letter of Credit occurs after the Final Maturity Date, unless Bank has approved such expiry date in writing;
e.such Letter of Credit is not substantially in form and substance reasonably acceptable to Bank; or
f.immediately after giving effect thereto, the amount of Outstanding Letters of Credit would exceed the Commitment at such time.
a.Indemnification; Limitation of Liability; Expenses.
i.Indemnification. The Account Party agrees to indemnify and hold harmless Bank (including its branches and affiliates), its correspondent banks and each of their respective directors, officers, employees, attorneys and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable out-of-pocket legal fees, charges and disbursements of any counsel (including outside counsel fees and expenses), and all expenses of arbitration or litigation and in preparation thereof), in each case, which are documented and may be incurred by or awarded against any Indemnified Person (collectively, the “Costs”), and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Letters of Credit or any of the transactions contemplated thereby, including, without limitation, any Costs which arise out of or in connection with, or as a result of:
1.any Letter of Credit or any pre-advice of its Issuance;
2.any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Letter of Credit;
3.any actual or prospective action or proceeding arising out of, or in connection with, any Letter of Credit or any Credit Document (whether administrative, judicial or in connection with arbitration, whether based on contract, tort or any other theory, and whether brought by a third party or by the Account Party or any Subsidiary thereof, and regardless of whether any Indemnified Person is a party thereto), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
4.any independent undertakings issued by the beneficiary of any Letter of Credit;
5.any unauthorized Instruction or error in computer or electronic transmission in connection with any Letter of Credit Issued hereunder;
6.an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Letter of Credit Issued hereunder;
7.any third party seeking to enforce the rights of the Account Party, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document in connection with any Letter of Credit Issued hereunder;
8.the fraud, forgery or illegal action of parties other than any Indemnified Person in connection with any Letter of Credit Issued hereunder;
9.Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation in connection with any Letter of Credit Issued hereunder; or
10.the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnified Person in connection with any Letter of Credit Issued hereunder;
in each case, including that resulting from Bank’s own negligence; provided, however, that such indemnity shall not be available to any Person claiming indemnification under this Section 5(a) to the extent that such Costs (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a claim by the Account Party against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Person hereunder or under any other Credit Document, or (C) result from any dispute solely between or among Indemnified Parties. The Account Party hereby agrees to pay Bank within thirty (30) days after demand from time to time all amounts owing under this Section 5(a). This indemnity provision shall survive termination of this Agreement and all Letters of Credit.

i.Direct Damages; No Punitive Damages. The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of any Credit

Document or any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Account Party that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from Bank’s gross negligence or willful misconduct or breach in bad faith of its obligations hereunder or under any Letter of Credit (including pre-advice) or other Credit Document. Bank shall be deemed to have acted with due diligence and reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with any Credit Document. No Indemnified Person shall be liable for any damages arising from any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) in connection with this Agreement or the other Credit Documents, except to the extent that any losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Indemnified Person in making any such transmission as determined by a final nonappealable judgment of a court of competent jurisdiction.
Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no Indemnified Person shall be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. The Account Party shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against Bank or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction.

i.No Responsibility or Liability. Without limiting any other provision of this Agreement or any other Credit Document, Bank and each other Indemnified Person (if applicable) shall not be responsible to the Account Party for, and/or Bank’s rights and remedies against the Account Party and the Obligations shall not be impaired by:
1.honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
2.acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft;
3.the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Bank’s determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the Letter of Credit);
4.acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;
5.any errors in interpretation of technical terms or in translation;
6.any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Person;
7.any breach of contract between the beneficiary and the Account Party or any of the parties to the underlying transaction;

8.payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
9.acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
10.honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Bank if subsequently Bank or any court or other finder of fact determines such presentation should have been honored;
11.dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
12.honor of a presentation that is subsequently determined by Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
provided, however, that such limitation of liability shall not be available to the extent that such actions in (i) – (xii) (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a claim by the Account Party against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Party hereunder or under any other Credit Document.
i.Costs and Expenses. Within thirty (30) days of receipt of an invoice from Bank, the Account Party shall pay (i) all reasonable and documented costs and expenses incurred by Bank and its affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Bank) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented costs and expenses incurred by Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all costs and expenses incurred by Bank (including the fees, charges and disbursements of any counsel for Bank) during the existence of an Event of Default in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 5, or (B) in connection with the Letters of Credit issued hereunder, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

a.Representations and Warranties. The Account Party hereby represents and warrants to Bank (all of which representations and warranties will be repeated as of the date of each new Application submitted by the Account Party to Bank and as of the date of Issuance of any Letter of Credit requested in each such Application) as follows:
i.Organization, etc. The Account Party is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect. The Account Party does not have any Subsidiaries.
ii.Power and Authority. The Account Party has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and the Account Party has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.
iii.Valid and Binding Obligation. This Agreement constitutes, and each other Credit Document when signed and delivered by the Account Party to Bank will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against the Account Party generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Account Party.
iv.No Violation or Breach. The Account Party’s execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its memorandum of association, bye-laws or other organizational documents; (ii) to its knowledge, violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property, the violation or contravention of which would have a Material Adverse Effect; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a Material Adverse Effect.
v.Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by the Account Party in connection with the execution and delivery by the Account Party of any Credit Document to which it is a party or the Issuance by Bank of any Letter of Credit for the account of the Account Party pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect, and except where failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect.
vi.Compliance with Laws. The Account Party is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Letter of Credit or transaction of the Account Party under any Credit Document to which it is a party will in any material respect contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it.

vii.No Default Under Other Agreements. The Account Party is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.
viii.No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of the Account Party, threatened arbitration proceeding, litigation or action against it which (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.
ix.Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
i.None of (i) the Account Party or, to its knowledge, any of its directors, officers, or employees, or (ii) any agent or representative of the Account Party that will act in any capacity in connection with this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person or (C) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, in a manner that would result in the violation of applicable Sanctions by any party hereto.
ii.The Account Party has implemented and maintains in effect policies and procedures designed to ensure compliance by the Account Party and its directors, officers and employees with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
iii.The Account Party and, to the knowledge of the Account Party, each director, officer, employee and agent of the Account Party, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

i.No proceeds of any Letter of Credit have been used, directly or indirectly, by the Account Party or, to the knowledge of the Account Party, any of its respective directors, officers, employees and agents in violation of Section 7(h).
i.Filed All Tax Returns and Paid All Taxes. The Account Party has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. The Account Party has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.
ii.Financial Statements. The financial statements most recently furnished to Bank by the Account Party, if any, fairly present in all material respects the financial condition of the Account Party as at the date of such financial statements and for the periods then ended in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in the Account Party’s business or financial condition or results of operations since the date of the Account Party’s most recent annual financial statements.
iii.Margin Stock. The Account Party is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
iv.No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2022, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.
v.Investment Company. The Account Party is not an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
vi.Insurance. The properties of the Account Party and its Subsidiaries are insured with financially sound and reputable insurance companies not affiliates of the Account Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Account Party and its Subsidiaries operate.
vii.Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Account Party to Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
viii.Certain Bermuda Matters: As of the Closing Date, (i) the Account Party’s insurance licenses are not the subject of any direction issued by an Insurance Regulatory Authority, proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to the Account Party’s knowledge, no such suspension or revocation has been threatened by any applicable Insurance Regulatory Authority; (ii) the Account Party does not transact any insurance business, directly or indirectly, in any jurisdiction where it would be unlawful for it to do so; and (iii) the Account Party has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Bermuda Insurance Act.
ix.ERISA. It does not have any direct obligation or direct liability in respect of any Plan or Multiemployer Plan, and except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate thereof has any obligation or liability in respect of any Plan or Multiemployer Plan. With respect to its obligations to each Plan, it is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has had or could reasonably be expected to result in a Material Adverse Effect.
b.AFFIRMATIVE Covenants. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitment terminated, the Account Party shall:
i.GAAP Financial Statements. Deliver to Bank, in form and detail satisfactory to Bank:

i.[*****] Quarterly Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and
ii.[*****] Annual Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.
i.Certificates; Other Reports. Deliver to Bank:
i.at each time financial statements are delivered pursuant to Section 7(a), a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, vice president—finance, principal accounting officer, treasurer or assistant treasurer of the Account Party, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in such Covenant Compliance Worksheet;
ii.promptly upon receipt thereof, copies of all reports, if any, submitted to the Account Party, or any of its boards of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

i.promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by Bank; and
ii.such other information regarding the operations, business affairs and financial condition of the Credit Parties as Bank may reasonably request.
i.Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of the Account Party becoming aware thereof) notify Bank in writing of:
i.the occurrence of any Default or Event of Default;
ii.the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any of its respective properties, assets or businesses in each case as to which there is a reasonable probability of an adverse determination and that, if adversely determined would reasonably be expected to result in a Material Adverse Effect;
iii.any judgment or order exceeding the Threshold Amount that has been assessed against any Credit Party; and
iv.any announcement by A.M. Best of any change in the Financial Strength Rating of the Account Party.
Each notice pursuant to this Section 7(c) shall be accompanied by a statement of a Responsible Officer of the Account Party setting forth details of the occurrence referred to therein and stating what action the Account Party has taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

i.Payment of Taxes and Other Obligations. Except where the failure to pay or perform such items described in this Section would not reasonably be expected to have a Material Adverse Effect, pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property; provided, that the Account Party may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
ii.Compliance with Laws and Approvals. Observe and remain in compliance with (i) in all material respects, all applicable laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business and (ii) the Bermuda Insurance Act, except, in the case of clause (i) above only, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
iii.Maintenance of Books and Records; Inspection. (i) maintain adequate books, accounts and records, in which full, true and correct entries in all material respects shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of Bank to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Account Party, the independent public accountants of the Account Party (and by this provision the Account Party authorizes such accountants to discuss the finances and affairs of the Account Party), all at such times that will not interrupt or interfere with the operation of the Account Party's business and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that except during the continuance of an Event of Default Bank shall not exercise such rights described in clause (ii) of this Section more than once per calendar year.
iv.Use of Proceeds. Comply with the following:
i.The Account Party shall use the Letters of Credit to support insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations.
ii.The Account Party shall not request or use any issued Letter of Credit, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
i.Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Account Party and its directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

i.Maintenance of Existence. Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
ii.Maintenance of Property and Insurance. Comply with the following:
i.maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
ii.maintain with financially sound and reputable insurance companies not affiliates of the Account Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
i.ERISA. Ensure that the affairs of each Credit Party are conducted so that the underlying assets of each Credit Party do not constitute "plan assets" within the meaning of the Plan Asset Rules.
ii.Further Assurances. At the Account Party’s cost and expense, the Account Party will execute and deliver to Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Bank to enable Bank to Issue any Letter of Credit pursuant to this Agreement and the related Application, to protect, exercise and/or enforce Bank’s rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.
c.Financial Covenants. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitment terminated, the Account Party covenants and agrees to the following:
i.Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth at any time shall not be less than [*****].
ii.Financial Strength Ratings. The Account Party shall at all times maintain a financial strength rating by A.M. Best Company and shall not permit such rating to be lower than [*****]
d.NEGATIVE COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitment terminated, the Account Party shall not:
i.Changes in Business. At any time from the date hereof until the Final Expiry Date, make any material change in the nature of its business as carried on at the date hereof that could be reasonably expected to have a Material Adverse Effect or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.

ii.Accounting Changes. At any time make, or permit or cause any of its Subsidiaries to make, any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable.
e.Events of Default. Each of the following shall be an “Event of Default” under this Agreement:
i.Failure to Reimburse Draws. The failure by the Account Party to reimburse or pay any drawing under any Letter of Credit or accrued interest thereon on the Due Date therefor.
ii.Failure to Pay Certain Other Amounts. The failure by any Credit Party to pay any fee or other amount when due under or in connection with any Credit Document or any Letter of Credit within five (5) Business Days after the same shall become due and payable.
iii.Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by any Credit Party under or in connection with any Credit Document or as an inducement to Bank to Issue a Letter of Credit shall be false, incorrect or misleading in any material respect when made.
iv.Failure to Perform or Observe Covenants.
1.The failure of the Account Party to perform or observe any term, covenant or agreement contained in Section 7(c)(i), Section 7(g), Section 8 or Section 9; or
2.The failure of any Credit Party to perform or observe any term, covenant or agreement contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c), and (d)(i) of this Section 10), and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (1) Bank’s delivery of written notice thereof to the Account Party and (2) any Credit Party having actual knowledge that such failure or breach has occurred.
v.Insolvency Proceedings, Etc. Any Credit Party institutes or consents to the institution of any proceeding under any Bankruptcy Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Credit Party, as the case may be, and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Bankruptcy Law relating to any Credit Party or to all or any material part of its property is instituted without the consent of such Credit Party, as the case may be, and continues undischarged, undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or any Credit Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.
vi.Sale of Assets; Merger; Dissolution. There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of any Credit Party which could reasonably be expected to result in a Rating Trigger; (ii) a merger, amalgamation or consolidation of any Credit Party (other than a merger, amalgamation or consolidation of the Account Party into the Guarantor) without the prior written consent of Bank, except that any Credit Party may merge, amalgamate or consolidate with any

Person so long as; (A) either (x) such Credit Party is the surviving entity or (y) the Person formed by or surviving any such consolidation, amalgamation or merger is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia or Bermuda, or any other jurisdiction that would not result in any violation of Sanctions by the Bank; (B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Credit Party) assumes all the obligations of the applicable Credit Party under the Credit Documents pursuant to agreements reasonably satisfactory to the Bank; and (C) such merger, amalgamation or consolidation could not reasonably be expected to result in a Rating Trigger; or (iii) the dissolution of any Credit Party.
vii.Credit Documents. Any provision of any Credit Document shall for any reason cease to be valid and binding or enforceable; or any Credit Party shall deny or disaffirm in writing the enforceability of any provision of any Credit Document to which it is a party.
viii.Indebtedness Cross-Default. Any Credit Party shall (i) default in the payment of any Indebtedness (other than the Obligations and obligations amongst such Credit Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the applicable Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations and obligations amongst such Credit Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the applicable Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist (other than the Obligations and obligations amongst such Credit Party and its affiliates), the effect of which default or other event or condition is to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized (it being understood that a pledge of cash collateral by a Credit Party to secure a Hedge Agreement as initial or variation margin does not trigger a violation of this clause (B)).
ix.Judgment. One or more judgments, orders or decrees (excluding those entered against a Credit Party in any arbitration or litigation related to (re)insurance coverage disputes arising in the ordinary course of business involving any reinsurance agreement (treaty or facultative), or direct insurance policy) shall be entered or filed against any Credit Party by any court and continues without having been dismissed, discharged, vacated or stayed within sixty (60) days after the entry thereof or is not otherwise being appropriately contested in good faith and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), equal to or in excess of the applicable Threshold Amount or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

i.Employee Benefit Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, any Lien shall be imposed on the assets of any Credit Party under ERISA with respect to any Plan or under any foreign laws similar to ERISA governing foreign pension plans.
ii.Change in Control. There occurs any Change in Control.
f.REMEDIES. Upon the occurrence and during the continuance of any Event of Default:
i.Bank may terminate the Commitment and declare all amounts owed to Bank under this Agreement or any of the other Credit Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall promptly become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or the other Credit Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 10(d), the Commitment shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or in any other Credit Document to the contrary notwithstanding.
ii.Solely with respect to the occurrence of an Event of Default under Sections 10(a), (b) or (e), Bank may (i) demand that the Account Party deposit with Bank an amount of cash (or a cash equivalent acceptable to the Bank) equal to [*****] of the aggregate Outstanding Letters of Credit to be held and applied to the Obligations and/or (ii) Bank may terminate any or all of the Letters of Credit or give Notices of Non-Extension in respect thereof, in each case if permitted in accordance with their terms; provided that upon the occurrence of an Event of Default specified in Section 10(e), the requirement to deliver cash collateral pursuant to the foregoing clause (i) in respect of all Outstanding Letters of Credit shall automatically become due without demand or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or in any other Credit Document to the contrary notwithstanding. Such cash collateral shall be applied by Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been paid in full, the balance, if any, of such cash collateral shall be returned to the Account Party.
iii.Bank may exercise from time to time any of the rights, powers and remedies available to Bank under any Credit Document to which any Credit Party is a party, under any other documents now or in the future evidencing or securing the Obligations or under applicable law, and all such remedies shall be cumulative and not exclusive.
g.SUBROGATION. Without limiting any rights or remedies of Bank under applicable law, if an Event of Default is continuing regarding the Account Party’s obligation to reimburse or pay any drawing under any Letter of Credit on the Due Date, Bank, at its option, shall be subrogated to the Account Party’s rights against any Person who may be liable to the Account Party on any transaction or obligation underlying any Letter of Credit.
h.TERM OF AGREEMENT. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Credit Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
i.USA PATRIOT Act; Anti-Money Laundering Laws. Bank hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Account Party and other information that will allow Bank to identify the Credit Parties in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
j.Governing Law; UCP; ISP; Standard Letter of Credit Practice. Each Credit Document and each Letter of Credit shall be governed by and construed in accordance with (a) in the case of each Credit Document (other than the Letters of Credit), the substantive laws of New York and (b) in the case of each Letter of Credit, the governing law specified in the applicable Letter of Credit as determined by Bank and the Account Party (which may include the laws of a particular jurisdiction and the ISP or UCP, if applicable), which is, as applicable, incorporated herein by reference into this Agreement and which shall control (to the extent not prohibited by the laws of New York) in the event of any inconsistent provisions of such law. Unless the Account Party specifies otherwise in its Application for a Letter of Credit, the Account Party agrees that Bank may issue a Letter of Credit subject to the ISP or UCP. Bank’s privileges, rights and remedies under the ISP and UCP, as applicable, shall be in addition to, and not in limitation of, its privileges, rights, and remedies expressly provided for herein. The ISP or UCP, as applicable, shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. To the extent permitted by applicable law, as between the Account Party and Bank, (i) this Agreement shall prevail in case of conflict between this Agreement, the UCC and/or Standard Letter of Credit Practice, (ii) the ISP shall prevail in case of conflict between the ISP and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the ISP, and (iii) the UCP shall prevail in case of a conflict between the UCP and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the UCP.
k.Consent to Jurisdiction and Venue; Service of process. The Account PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR ANY APPELLATE COURT THEREOF FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH BANK OR the Account PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK OR PROCEEDING TO WHICH BANK OR THE ACCOUNT PARTY IS A PARTY. BANK AND the Account PARTY IRREVOCABLY AGREE TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. BANK AND THE ACCOUNT PARTY IRREVOCABLY AGREE THAT SERVICE OF PROCESS

MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 19 BELOW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE ACCOUNT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
On or prior to the Closing Date, the Account Party shall appoint C T Corporation System (the “Process Agent”), with an office on the date hereof at 28 Liberty Street, New York, NY 10005 USA, as its agent to receive on its behalf service of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed to the Account Party in the manner provided in Section 19. Such service may be made by mailing or delivering a copy of such process to the Account Party in care of the Process Agent at the Process Agent's above address, and the Account Party hereby authorizes and directs the Process Agent to receive such service on its behalf. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
If the appointment of any person mentioned in this Section 16 ceases to be effective with respect to the Account Party, the Account Party must immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if the Account Party does not appoint a process agent within 15 days, the Account Party authorizes Bank to appoint a process agent for the Account Party.
a.WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ACCOUNT PARTY AND BANK KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT OR LETTER OF CREDIT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF THE ACCOUNT PARTY OR BANK WITH RESPECT THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ISSUE LETTERS OF CREDIT.
b.Bankruptcy and Forfeiture Reinstatement. If any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then Bank’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Account Party that is obligated therefor under the terms of the Credit Documents.
c.Notices. Unless otherwise expressly provided herein, all notices, Instructions, approvals, requests, demands, consents and other communications provided for hereunder (collectively, “notices”) shall be in writing (including by facsimile or other electronic transmission approved by Bank). All notices shall be sent by regular U.S. mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on the signature page hereof of the Account Party or the Bank, as applicable. Bank may, but shall not be obligated to, require authentication of any electronic transmission. Notices sent by hand, Federal Express (or other comparable domestic or international delivery service) or certified mail shall be deemed to have been given when received; notices sent by regular U.S. mail shall be deemed to have been received five (5) days after deposit into the U.S. mail; notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent and receipt has been confirmed. The Account Party or Bank may change its address for notices by notifying the other of the new address in any manner permitted by this Section. Unless otherwise agreed by Bank, Bank in its discretion may accept an Application or seek or receive Instruction from, or give or send notice to, the Account Party regarding a Letter of Credit issued for its account, including, without limitation, any amendment thereto or waiver of any discrepancy thereunder, and the Account Party shall be bound by and hereby affirms the Instructions of the other. The Account Party irrevocably consents that service of process may be made by registered or certified mail directed to the Account Party at the address of its agent for service of process in Bermuda, Seon Place, 4th floor, 141 Front Street, Hamilton HM19 Bermuda.
d.Waiver and Amendments. No modification, amendment or waiver of, or consent to any departure by Bank or the Account Party from, any provision of any Credit Document will be effective unless made in a writing signed by the Account Party (in the case of Bank) or Bank (in the case of the Account Party), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No party’s consent to any amendment, waiver or modification shall mean that such party will consent or has consented to any other or subsequent request to amend, modify or waive a term of any Credit Document. No delay by any party in exercising any of its rights or remedies shall operate as a waiver, nor shall any single or partial waiver of any right or remedy preclude any other further exercise of that right or remedy, or the exercise of any other right or remedy.
e.Successors and Assigns. Each Credit Document to which the Account Party is a party will be binding on the Account Party’s successors and permitted assigns, and shall inure to the benefit of the respective successors and permitted assigns of the Account Party and Bank. Except as provided in the last sentence of this Section 21, Bank may assign its rights and obligations under each Credit Document, including its rights to reimbursement regarding any Letter of Credit, in whole or in part, with the Account Party’s consent; provided that the Account Party shall be deemed to have consented to any such assignment unless it objects by written notice to Bank within ten (10) Business Days after having received notice thereof; and, provided further, that the Account Party’s consent to an assignment to any Person shall not be required if (i) the assignment is to an affiliate of Bank or (ii) an Event of Default has occurred and is continuing. Bank may sell to one or more Persons participations in or to all or a portion of its rights and obligations under the Credit Documents without the Account Party’s consent. Any assignment in violation of this Section 21 shall be void. The Account Party shall not assign or transfer any of its interests, rights or remedies related to any Credit Document, in whole or in part, without the prior written consent of Bank. Any Person to whom Bank delegates its obligation to issue a Letter of Credit must be a bank that is on the List of Qualified U.S. Financial Institutions maintained by the Securities Valuation Office of the National Association of Insurance Commissioners.
f.Severability. Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.
g.Entire Agreement. This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents, provided that this Agreement shall not supersede any reimbursement agreement (however titled) that has been entered into specifically with respect to any “direct pay” standby letter of credit or other similar standby letter of credit where the terms of such reimbursement agreement have been drafted to specifically address the particular attributes of, or the particular circumstances of the underlying transaction supported by, such standby letter of credit.
h.Acknowledgement and Consent to Bail-In. Notwithstanding anything to the contrary in any Credit Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
i.the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
ii.the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
i.Capitalized terms used in this Section 24 that are not otherwise defined in this Agreement have the meanings assigned to them below.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means, with respect to any EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
(Signature pages to follow)

ACCOUNT PARTY:

Everest Reinsurance (Bermuda), Ltd.

By:
Name:
Title:

Notice Details:

Everest Reinsurance (Bermuda), Ltd.
Seon Place, 4th floor
141 Front Street
Hamilton HM19 Bermuda
[*****]BANK:

LLOYDS BANK CORPORATE MARKETS PLC

By:
Name:
Title:

By:
Name:
Title:

Notice Details:

For payments, bills and all other operation related issues:

Lloyds Bank Corporate Markets plc
1095 Avenue of the Americas, 34th Floor
New York, NY 10036
[*****]
For financial information, credit and amendment/waiver requests:

Lloyds Bank Corporate Markets plc
1095 Avenue of the Americas, 34th Floor
New York, NY 10036
[*****][*****]
For all L/C issuances or extension requests:

Lloyds Bank Corporate Markets plc
1095 Avenue of the Americas, 34th Floor
New York, NY 10036
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